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                                                                   EXHIBIT 10.24

                                   December 8, 1999


Mr. Michael R. Manley
73 Kingsbury Road
New Rochelle, New York 10804

               Re:  Severance

Dear Michael:

     This letter will confirm our agreement (the "Agreement") as follows:

     1. In the event that there is a change in control of the PartMiner, Inc. (the "Company") and your employment with the Company is terminated by the Company within one (1) year following a change in control for reasons other than cause or your death or disability, the Company shall make salary continuation payments to you equal to six (6) months of your salary at the annual rate of $200,000, and the Company shall reimburse you for business expenses that had been accrued but had not been paid prior to the date of termination. The Company shall have no further obligation to make any payments to you or provide any benefits to you after the date of such termination.

     2.  For purposes of this Agreement:

         (a) a "change in control" shall mean a change in the management of the Company so that Daniel Nissanoff is no longer the President and Chief Executive Officer of the Company, a merger or consolidation in which the Company is not the surviving entity, or a sale of fifty percent (50%) or more of the assets or capital stock of the Company; and

         (b) "cause" shall mean knowingly or recklessly causing material injury to the Company; willful misconduct in the performance of, or a willful failure to perform, your duties; commission of dishonest or fraudulent conduct whether or not in connection with your employment, or unlawful behavior involving moral turpitude whether or not in connection with your employment.

     3. This Agreement is not an employment agreement. Nothing in this Agreement shall be interpreted or construed to confer upon you any right with respect to employment with the Company now or in the future, nor shall this Agreement interfere in any way with the right of the Company to terminate your employment at any time.
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Michael R. Manley                      2                      December 7, 1999


     4. This Agreement is a personal contract, and except as specifically set forth herein, your rights, obligations and interests herein may not be sold, transferred or assigned. The Company may freely assign this Agreement and any of its rights, obligations and interests hereunder. This Agreement shall be binding upon and inure to the benefit of each party's legal beneficiaries, successors and permitted assigns.

     5. This Agreement contains the entire agreement between the parties with respect to your employment by the Company, and the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. This Agreement may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Section and paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.

     6. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given (a) on the same day if given by hand, (b) on the third business day after mailing if given by registered or certified mail, return receipt requested, postage prepaid, (c) on the next business day after it was deposited with a courier service if sent by reputable overnight courier, or (d) when sent if given by facsimile with confirmation, addressed to you at the address first set forth above or to the Company at its offices at 432 Park Avenue South, New York, New York 10016, Attention: General Counsel (fax no. 212-592-5833), with a copy to: Gould & Wilkie LLP, One Chase Manhattan Plaza, 58th floor, New York, New York 10005, Attention: John E. Gould, Esq. (fax no.: 212-809-6890) or such other address as shall have been specified in writing by either party to the other.

     7. The Company shall have the right to make all appropriate withholdings from any payments made to you pursuant to paragraph 1 above under federal, state and local tax laws.

     If the foregoing accurately reflects the agreement between us, please confirm your acceptance and agreement by signing the attached copy of this Agreement and returning the same to me.

                                      Very truly yours,

                                      PARTMINER, INC.

                                          /s/ Daniel Nissanoff
                                      By:______________________
                                         Daniel Nissanoff
                                         President and Chief Executive Officer


AGREED AND ACCEPTED:

/s/ Michael R. Manley
________________________
Michael R. Manley